Exhibit 9.2

CREATIVE REALITIES, INC.

VOTING AGREEMENT

THIS VOTING AGREEMENT, dated as of [●], 2021 (this “Agreement”), is by and among Reflect Systems, Inc., a Delaware corporation (“Reflect”) and the stockholders of Creative Realities, Inc., a Minnesota corporation (the “Company”), identified as the signatories hereto (collectively, the “Stockholders,” and each a “Stockholder”).

WHEREAS, in connection with and concurrently with the execution of this Agreement, Company, Reflect, CRI Acquisition Corporation, a Delaware corporation (“Merger Sub”), and RSI Exit Corporation, a Texas corporation, are entering into an Agreement and Plan of Merger, dated as of [●], 2021 (as may be amended from time to time, the “Merger Agreement”), which provides for at the Effective Time, among other things, the Merger Sub will merge with and into Reflect, and the stockholders of Reflect will be entitled to receive their ratable portion of the Merger Consideration in exchange for their Shares, upon the terms and subject to the conditions of the Merger Agreement;

WHEREAS, each Stockholder who is an officer or director of the Company, or Beneficially Owns at least 5.0% of the outstanding Common Stock;

WHEREAS, each Stockholder, who is the record and Beneficial Owner of the number of Owned Shares (as defined herein) set forth below Stockholder’s signature on the signature page hereto;

WHEREAS, the respective boards of directors of Reflect and the Company have each approved and deemed expedient and in the best interests of Reflect and the Company, respectively, and their respective stockholders, the Merger Agreement and the transactions contemplated hereby and have recommended that their respective stockholders adopt, authorize and approve this Agreement and the transactions contemplated hereby;

WHEREAS, as a stockholder of the Company, each Stockholder will benefit from the closing of the transactions contemplated by the Merger Agreement; and

WHEREAS, Reflect would not enter into the Merger Agreement unless each Stockholder were to enter into this Agreement;

NOW, THEREFORE, in consideration of Reflect’s entry into the Merger Agreement, each Stockholder agrees with each other and Reflect as follows:

1. Certain Definitions. Capitalized terms not expressly defined in this Agreement will have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) “Beneficially Own,” “Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having voting power or investment power with respect to such securities (as determined pursuant to Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended), except for those Shares which such Stockholder has the right to acquire within 60 days.

(b) “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in Louisville, Kentucky, or Dallas, Texas, are authorized or obligated by Law or executive order to close.

(c) “Family Group” means, with respect to a Stockholder that is a natural Person, such Person’s spouse, descendants (whether natural or adopted), or siblings.

(d) “Permitted Transferee” means, with respect to a Stockholder, (i) any member of such Stockholder’s Family Group; (ii) the estate or any of the heirs or legatees of such Stockholder upon such Person’s death; and (iii) any trust established and maintained for the benefit of (A) any Stockholder that is a natural Person or (B) any member of such Stockholder’s Family Group.

2. Representations and Warranties of Stockholders. Each Stockholder represents and warrants as follows:

(a) He, she or it is the Beneficial Owner of the number and class(es) of Shares set forth below Stockholder’s signature on the signature page hereto (the “Owned Shares”), free from any lien, encumbrance, proxy, voting trust, voting agreement, voting restriction, understanding, right of first refusal, limitation on disposition, adverse claim of ownership, or restriction whatsoever, other than those created by this Agreement, or under applicable federal or state securities laws, and with full and sole power to vote the Owned Shares without the consent or approval of any other Person;

(b) Except for the Owned Shares, he, she or it does not Beneficially Own any other Shares or hold any securities convertible into or exchangeable for Shares and has no other voting rights with respect to any such securities;

(c) He, she or it is the record holder of the Owned Shares entitled to vote or to execute written consents with respect to such Owned Shares;

(d) This Agreement has been duly executed by such Stockholder and constitutes the valid and legally binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as may be limited by (x) the Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of Law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity;

(e) The execution, delivery and performance of this Agreement by such Stockholder and the proxy contained herein does not violate or breach, and will not give rise to any violation or breach of, such Stockholder’s certificate of incorporation or formation or limited liability company agreement or other organizational documents (if such Stockholder is not an individual), or any Law, contract, instrument, arrangement or agreement by which such Stockholder is bound;

(f) The execution, delivery and performance of this Agreement by such Stockholder and the proxy of such Stockholder contained herein do not, and performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority;

(g) The execution, delivery and performance of this Agreement by such Stockholder and the other signatories hereto and the proxy of such Stockholder contained herein does not create or give rise to any right in such Stockholder or, to such Stockholder’s knowledge, in any other signatory hereto or any other person, with respect to the Owned Shares or any other security of the Company (including, without limitation, voting rights and rights to purchase or sell any Shares or other securities of the Company) pursuant to any stockholders’ agreement or similar agreement or commitment, other than any such right as is duly and validly waived pursuant to Section 6 of this Agreement;

(h) He, she or it understands and acknowledges that Reflect is entering into the Merger Agreement in reliance upon his, her or its execution of this Agreement, and he, she or it has read the Merger Agreement carefully and fully understands the terms and provisions thereof;

(i) There is no Action pending against, or, to the knowledge of Stockholder, threatened against or affecting, Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of Stockholder to perform his, her or its obligations set forth in this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis; and

(j) The representations and warranties by each Stockholder in Section 2(a) are qualified in their entirety by the effects of applicable community property Law and the Laws affecting the rights of marital partners generally.

For all purposes of this Agreement, Owned Shares shall include any shares of the Company as to which record or Beneficial Ownership is acquired by a Stockholder after the execution hereof. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and such resulting securities shall be deemed to be Owned Shares for all purposes of this Agreement.

3. Covenant to Vote.

(a) Each Stockholder irrevocably and unconditionally agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement:

(i) provided that (x) Reflect has delivered written notice to such Stockholder with an instruction to vote as set forth in this Section 3(a)(i) because Reflect is not voting the Owned Shares subject to the proxy of such Stockholder contained herein, such Stockholder will execute and timely deliver (or expeditiously cause to be executed and timely delivered) any written consent with respect to all of his, her or its Owned Shares), and such Stockholder shall not thereafter revoke, withdraw, modify or amend such written consent, or (y) Reflect has delivered written notice to such Stockholder with an instruction to vote as set forth in this Section 3(a)(i) prior to the Company Stockholders’ Meeting (whether annual or special and whether or not adjourned or postponed from time to time) of the holders of Shares because Reflect is not voting the Owned Shares subject to the proxy of such Stockholder contained herein, such Stockholder shall appear at each such meeting or otherwise expeditiously cause all of his, her or its Owned Shares called to vote upon to be counted as present thereat for purposes of establishing a quorum and vote or consent (or expeditiously cause to be voted or consented) such Owned Shares, as follows:

(1) in favor of the Company Proposal to approve the Merger Agreement and the Merger, and otherwise in such manner as may be necessary or appropriate to consummate the transactions contemplated by the Merger Agreement, and in connection therewith to execute any documents reasonably requested by Parent or the Company that are necessary or appropriate to effect the foregoing;

(2) in favor of any proposal to adjourn or postpone the Company Stockholders’ Meeting to a later date if there are not sufficient votes to approve the Merger; and

(3) against any action, agreement or arrangement (a) that would or would be reasonably be expected to result in a breach of any covenant, obligation, agreement, representation or warranty of the Company set forth in the Merger Agreement, or of any Stockholder in this Agreement, (b) that would or could be reasonably be expected to result in any condition to Reflect’s, Merger Sub’s or the Company’s obligations under the Merger Agreement not being completed in full and timely, including, without limitation, any action that would breach or reasonably be expected to breach any representation, warranty or covenant in the Merger Agreement, or (c) that would reasonably be expected to be inconsistent with or frustrate the purposes of the Merger Agreement or this Agreement (each of items 3(a)(i)(3)(a) through (c), a “Prohibited Act”).

(ii) Such Stockholder shall not vote, or cause to be voted, any Owned Shares (or otherwise provide a proxy or consent or enter into another voting agreement with respect thereto) in favor of any Prohibited Act, whether by written consent or at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Shares.

(b) Each Stockholder hereby revokes any and all previous proxies with respect to such Stockholder’s Owned Shares.

(c) Each Stockholder who has a spouse on the date of this Agreement shall cause such Stockholder’s spouse to execute and deliver to Parent a spousal consent in the form of Exhibit A hereto (a “Spousal Consent”) contemporaneously with such Stockholder’s execution of this Agreement, pursuant to which the spouse acknowledges that he or she has read and understood this Agreement and agrees to be bound by its terms and conditions. If any Stockholder should marry or engage in a marital relationship following the date of this Agreement, such Stockholder shall cause his or her spouse to execute and deliver to the Company a Spousal Consent within three (3) Business Days thereof.

4. Irrevocable Proxy. Each Stockholder hereby irrevocably appoints Reflect and any designee of Reflect, each of them individually, each such Stockholder’s proxy and attorney-in-fact for and on behalf of such Stockholder pursuant to the provisions of Section 302A.449 of the Minnesota Business Corporation Act, as amended, with full power of substitution and re-substitution, to attend and to vote and act on each such Stockholder’s behalf and in each such Stockholder’s name, place and stead with respect to such Stockholder’s Owned Shares, at any annual, special or other meeting of the stockholders of the Company, and at any adjournment or postponement of any such meeting, held during the term of this Agreement, and to act by written consent (including the execution and delivery of any written consent) with respect to each such Stockholder’s Owned Shares, in all events and at all times during the term of this Agreement with respect to the matters referred to in, and in accordance with, Section 3(a) hereof. Each Stockholder affirms that this proxy is coupled with an interest, shall be irrevocable and shall not be terminated by operation of law or upon the occurrence of any other event other than the valid termination of this Agreement. Each Stockholder affirms that this irrevocable proxy set forth in this Section 4 is given in connection with and granted in consideration of and as an inducement to Reflect entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of such Stockholder under Section 3(a) hereof. Each Stockholder agrees to expeditiously take and shall expeditiously take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy, including, without limitation, issuing, expeditiously executing and delivering any directions or legal proxies to the applicable record holder of such Stockholder’s Owned Shares. Except in order to vote the Owned Shares in accordance with Section 3(a), each Stockholder covenants and agrees not to grant any subsequent proxy with respect to such Stockholder’s Owned Shares, and further covenants and agrees that any such proxy, if granted, shall not be valid or effective.

5. Limitations on Transfer. Each Stockholder agrees that he, she or it will not, without the prior written consent of Reflect, (a) directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Owned Shares, or any securities convertible into or exchangeable for Shares, or (b) take any action that would prohibit, prevent or preclude such Stockholder from performing his, her or its obligations under this Agreement, including, without limitation, the granting of a power of attorney with respect to the Owned Shares, depositing the Owned Shares in a voting trust or entering into any other stockholder voting agreements with respect to the Owned Shares, provided, however, that a Stockholder may transfer any of its Owned Shares to a Permitted Transferee without the prior written consent of Reflect if such Permitted Transferee executes a counterpart of this Agreement agreeing to be bound by this Agreement and agrees in writing to hold such Owned Shares (or interest in such Owned Shares) subject to all of the terms and provisions of this Agreement, provided that the Stockholder shall remain liable under this Agreement in all respects. Each Stockholder further covenants and agrees not to request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Owned Shares, unless such transfer is made in compliance with this Agreement and acknowledges that Reflect and the Company may notify the Company’s transfer agent, if any, of the terms hereof. Each Stockholder agrees, if requested by Reflect, that such Stockholder shall tender its Owned Shares for the inscription of a legend consistent with this Agreement.

6. Consent to this Agreement. Each Stockholder hereby consents, for purposes of any stockholders’ agreement or other agreement or commitment among the stockholders of the Company, to the execution, delivery and performance of this Agreement by each other Stockholder (and waives any rights such Stockholder would otherwise have pursuant to any such stockholders’ agreement or other agreement or commitment by virtue of the execution, delivery or performance of this Agreement). Each Stockholder further consents and authorizes Reflect and the Company to publish and disclose in the Form S-4 Registration Statement (including all documents filed with the United States Securities and Exchange Commission in connection therewith) its identity and ownership of the Owned Shares and the nature of its commitments, arrangements and understandings under this Agreement.

7. Waiver of Certain Actions. Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Action, derivative or otherwise, against Reflect, the Company, or any of their respective subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing); or (b) to the fullest extent permitted under Law, alleging a breach of any duty of the Board of Directors of the Company or Reflect in connection with the Merger Agreement, this Agreement, or the transactions contemplated thereby or hereby.

8. Specific Performance. Each Stockholder agrees that irreparable damage to Reflect would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Reflect shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by each Stockholder and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at Law or in equity, and that each Stockholder waives the posting of any bond or security in connection with any proceeding related thereto.

9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart hereof has been executed and delivered by each party hereto (which delivery may be by facsimile of PDF).

10. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Reflect shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Reflect.

11. No Waiver. The failure of Reflect to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at Law or in equity, or to insist upon compliance by any Stockholder hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by Reflect of its right to exercise any such or other right, power or remedy or to demand such compliance.

12. Stockholder Capacity. Each Stockholder is executing this Agreement solely in his or its capacity as owner of the Owned Shares and not in its fiduciary capacity as a director or officer of the Company, or in any capacity as a lender of the Company. Nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his, her or its capacity as a lender as an officer or director of the Company.

13. Termination. This Agreement shall terminate upon the earlier to occur of (a) the Effective Time and (b) the date of termination of the Merger Agreement in accordance with its terms. Nothing in this Section 13 shall relieve or otherwise limit the liability of any party for breach of this Agreement prior to termination hereof.

14. No Agreement as a Lender, Director or Officer. Each Stockholder makes no agreement or understanding in this Agreement in such Stockholder’s capacity as a lender, director or officer of the Company or any of its direct or indirect subsidiaries (if such Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by such Stockholder in such Stockholder’s capacity as such a lender, director or officer, including in exercising rights under the Merger Agreement or any lending agreement between Stockholder and the Company, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict such Stockholder from exercising such Stockholder’s fiduciary duties as an officer or director to the Company, its direct and indirect subsidiaries and their respective stockholders.

15. Further Assurances. Stockholder agrees, from time to time, and without additional consideration, to execute and deliver such additional proxies, documents, and other instruments and to take all such further action as Reflect may reasonably request to consummate and make effective the transactions contemplated by this Agreement.

16. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via e-mail (with acknowledgment of complete transmission) to the parties at the addresses set below the signature of such party to this Agreement (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Minnesota, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

18. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

19. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided that no Stockholder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of Reflect.

20. Entire Agreement. This Agreement (together with the Merger Agreement and the other agreements and documents expressly contemplated hereby and thereby) embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

21. Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

[Signature page(s) follows]

IN WITNESS WHEREOF, Reflect and each Stockholder have duly executed this Stockholder Voting Agreement as of the date first above written.

REFLECT: Reflect Systems, Inc

By:
Name:
Title:

Address for Notice:
Reflect Systems, Inc.
2221 Lakeside Blvd #1200
Richardson, TX 75082
Attn: Lee Summers
Telephone: (214)-413-3200
Email: LSummers@reflectsystems.com

with a copy (which shall not constitute notice) to:
Katten Muchin Rosenman LLC
2121 N. Pearl Street, Suite 1100
Dallas, TX 75201-2494
Attention: Joseph A. Hoffman, Esq.
Telephone:	(214) 765-3608
Facsimile:	(214) 765-3602
Email: joseph.hoffman@katten.com

IN WITNESS WHEREOF, Parent and each Stockholder have duly executed this Stockholder Voting Agreement as of the date first above written.

STOCKHOLDERS:

[●]

Number and Classes of Shares Beneficially Owned as of the date of this Agreement:________________________________
Number of Options Beneficially Owned as of the date of this Agreement:_________________________________________
Street Address:____________________________________________________________________________________
City/State/Zip Code:_______________________________________________________________________________
Email:__________________________________________________________________________________________

EXHIBIT A

FORM OF SPOUSAL CONSENT

[SEE ATTACHED]

SPOUSAL CONSENT

I, the undersigned, being the spouse of __________________________, a stockholder of Creative Realities, Inc., a Minnesota corporation, hereby acknowledge that I have read and hereby approve that certain Voting Agreement dated as of [●], 2021 in favor of Reflect Systems, Inc., a Delaware corporation (the “Voting Agreement”). I hereby agree to be irrevocably bound by the Voting Agreement and that any community property interest that I may have in the Owned Shares shall be similarly bound by the Voting Agreement. I hereby appoint my spouse, __________________________________________, as my attorney-in-fact with respect to the exercise of any rights or the performance of any obligations under the Voting Agreement.

Date: [●], 2021

Signature:
Name (Printed):

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